UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

ALLIED HOLDINGS, INC.

(Name of Issuer)

COMMON STOCK, NO PAR VALUE

(Title of Class of Securities)

019223106 (CUSIP Number)

June 29, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Common Stock – CUSIP No. 019223106

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Armory Master Fund Ltd. Tax Id No.: 98-0452986
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☒ *
3.	SEC Use Only

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

Number Of Shares Beneficially Owned By Each Reporting Person With	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

478,700 **
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

478,700**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

478,700 **
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.3% **
12.	TYPE OF REPORTING PERSON

OO (exempted company with limited liability)

*	The reporting persons making this filing held an aggregate of 690,700 shares of Common Stock, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
**	Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 (the “Exchange Act”), neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

Common Stock – CUSIP No. 019223106

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Armory Fund LP Tax Id No.: 65-1194826
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☒ *
3.	SEC Use Only

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

358,948**
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

358,948**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

358,948 **
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.0% **
12.	TYPE OF REPORTING PERSON

PN

*	The reporting persons making this filing held an aggregate of 690,700 shares of Common Stock, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
**	Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 (the “Exchange Act”), neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

Common Stock – CUSIP No. 019223106

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Armory Partners LLC Tax Id No.: 58-2675772
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☒ *
3.	SEC Use Only

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

358,948**
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

358,948**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

358,948 **
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.0% **
12.	TYPE OF REPORTING PERSON

OO (Limited Liability Company)

*	The reporting persons making this filing held an aggregate of 690,700 shares of Common Stock, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
**	Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 (the “Exchange Act”), neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

Common Stock – CUSIP No. 019223106

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Armory Offshore Fund, Ltd. Tax Id No.: 98-0452985
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☒ *
3.	SEC Use Only

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

Number Of Shares Beneficially Owned By Each Reporting Person With	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

119,752**
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

119,752**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

119,752 **
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.3% **
12.	TYPE OF REPORTING PERSON

OO (exempted company with limited liability)

*	The reporting persons making this filing held an aggregate of 690,700 shares of Common Stock, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
**	Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 (the “Exchange Act”), neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

Common Stock – CUSIP No. 019223106

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Armory Advisors LLC Tax Id No.: 45-0518999
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☒ *
3.	SEC Use Only

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

Number Of Shares Beneficially Owned By Each Reporting Person With	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

583,700**
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

583,700**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

583,700 **
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.5% **
12.	TYPE OF REPORTING PERSON

OO (Limited Liability Company)

*	The reporting persons making this filing held an aggregate of 690,700 shares of Common Stock, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
**	Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 (the “Exchange Act”), neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

Common Stock – CUSIP No. 019223106

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

The Seaport Group, LLC Profit Sharing Plan Tax Id No.: 11-3669047
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☒ *
3.	SEC Use Only

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Number Of Shares Beneficially Owned By Each Reporting Person With	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

106,500**
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

106,500**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

106,500 **
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.2% **
12.	TYPE OF REPORTING PERSON

EP

*	The reporting persons making this filing held an aggregate of 690,700 shares of Common Stock, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
**	Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 (the “Exchange Act”), neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

Common Stock – CUSIP No. 019223106

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Michael Meagher
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☒ *
3.	SEC Use Only

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Number Of Shares Beneficially Owned By Each Reporting Person With	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

690,700**
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

690,700**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,700 **
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.7% **
12.	TYPE OF REPORTING PERSON

IN

*	The reporting persons making this filing held an aggregate of 690,700 shares of Common Stock, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.
**	Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 (the “Exchange Act”), neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

Common Stock – CUSIP No. 019223106

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Stephen C. Smith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☒ *
3.	SEC Use Only

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Number Of Shares Beneficially Owned By Each Reporting Person With	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

690,700**
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

690,700**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

690,700 **
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.7% **
12.	TYPE OF REPORTING PERSON

IN

*	The reporting persons making this filing held an aggregate of 690,700 shares of Common Stock, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.
**	Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 (the “Exchange Act”), neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

Common Stock – CUSIP No. 019223106

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jay Burnham
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☒ *
3.	SEC Use Only

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Number Of Shares Beneficially Owned By Each Reporting Person With	5. SOLE VOTING POWER

6. SHARED VOTING POWER

583,700**
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

583,700**

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

583,700 **
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.5% **
12.	TYPE OF REPORTING PERSON

IN

*	The reporting persons making this filing held an aggregate of 690,700 shares of Common Stock, which is 7.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
**	Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934 (the “Exchange Act”), neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

ITEM 1	(a).	Name of Issuer:

Allied Holdings, Inc., a Georgia corporation (the “Issuer”)

ITEM 1	(b).	Address of Issuer’s principal executive offices:

160 Clairemont Avenue, Suite 200, Decatur, Georgia 30030

ITEM 2	(a).	Name of Persons Filing:

Armory Master Fund Ltd., an Exempted Company incorporated in the Cayman Islands with Limited Liability (“AMF”), with respect to the Common Stock held by it.

Armory Fund LP, a Delaware limited partnership (“LP”), with respect to its proportionate share of the Common Stock held by AMF.

Armory Partners LLC, a Delaware limited liability company (“Partners”), which is the general partner of LP, with respect to LP’s proportionate share of the Common Stock held by AMF.

Armory Offshore Fund Ltd., an Exempted Company incorporated in the Cayman Islands (“Offshore”), with respect to its proportionate share of the Common Stock held by AMF.

Armory Advisors LLC, a Delaware limited liability company (“Advisors”), which is the investment adviser of AMF, LP and Offshore and the manager of a certain account (the “Managed Account”), with respect to the Common Stock held by the Managed Account and with respect to the Common Stock held by AMF.

The Seaport Group, LLC Profit Sharing Plan, an employee benefit plan (the “Plan”), with respect to the Common Stock held by it.

Stephen C. Smith (“Smith”), an individual who is a member of Advisors and a trustee and plan administrator of the Plan, with respect to the Common Stock held by AMF, the Managed Account and the Plan.

Michael Meagher (“Meagher”), an individual who is a member of Advisors and a trustee and plan administrator of the Plan, with respect to the Common Stock held by AMF, the Managed Account and the Plan.

Jay Burnham (“Burnham”), an individual who is a member of Advisors, with respect to the Common Stock held by AMF and the Managed Account.

AMF, LP, Partners, Offshore, Advisors, the Plan, Smith, Meagher and Burnham are collectively referred to as the “Filing Persons.”

ITEM 2	(b).	Address of principal business office:

The principal business address of Armory Master Fund Ltd., Armory Fund LP, Armory Offshore Fund Ltd., Armory Advisors and Mr. Burnham is 999 Fifth Avenue, Suite 450, San Rafael, CA 94901.

The principal business address of Armory Partners LLC is 1981 Marcus Avenue, Suite C100, Lake Success, New York 11042.

The principal business address of The Seaport Group, LLC Profit Sharing Plan and Messrs. Meagher and Smith is 360 Madison Avenue, 22nd Floor, New York, New York 10017.

ITEM 2	(c).	Citizenship

Armory Master Fund Ltd.	Cayman Islands
Armory Fund LP	Delaware
Armory Partners LLC	Delaware
Armory Offshore Fund Ltd.	Cayman Islands
Armory Advisors LLC	Delaware
The Seaport Group, LLC Profit Sharing Plan	Delaware
Michael Meagher	United States
Stephen C. Smith	United States
Jay Burnham	United States

ITEM 2	(d).	Title of class of securities:

Common Stock, no par value

ITEM 2	(e).	CUSIP: No. 019223106

ITEM 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

	(d)	☐	Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(e);

	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(f);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(g);

	(h)	☐	A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

	(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(j).

ITEM 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Armory Master Fund Ltd.

	A.	Amount Beneficially owned: 478,700

	B.	Percent of Class: 5.3%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power: 0

		2.	shared voting power: 478,700

		3.	sole dispositive power: 0

		4.	shared dispositive power: 478,700

Armory Fund LP

	A.	Amount Beneficially owned: 358,948

	B.	Percent of Class: 4.0%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power: 0

		2.	shared voting power: 358,948

		3.	sole dispositive power: 0

		4.	shared dispositive power: 358,948

Armory Partners LLC

	A.	Amount Beneficially owned:

	B.	Percent of Class: 4.0%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power: 0

		2.	shared voting power: 358,948

		3.	sole dispositive power: 0

		4.	shared dispositive power: 358,948

Armory Offshore Fund Ltd.

	A.	Amount Beneficially owned: 119,752

	B.	Percent of Class: 1.3%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power: 0

		2.	shared voting power: 119,752

		3.	sole dispositive power: 0

		4.	shared dispositive power: 119,752

Armory Advisors LLC

A.	Amount Beneficially owned: 583,700

B.	Percent of Class: 6.5%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

	2.	shared voting power: 583,700

	3.	sole dispositive power:

	4.	shared dispositive power: 583,700

The Seaport Group, LLC Profit Sharing Plan

A.	Amount Beneficially owned: 106,500

B.	Percent of Class: 1.2%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

	2.	shared voting power: 106,500

	3.	sole dispositive power:

	4.	shared dispositive power: 106,500

Michael Meagher

A.	Amount Beneficially owned: 690,700

B.	Percent of Class: 7.7%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

	2.	shared voting power: 690,700

	3.	sole dispositive power:

	4.	shared dispositive power: 690,700

Stephen C. Smith

A.	Amount Beneficially owned: 690,700

B.	Percent of Class: 7.7%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

	2.	shared voting power: 690,700

	3.	sole dispositive power:

	4.	shared dispositive power: 690,700

Jay Burnham

A.	Amount Beneficially owned: 583,700

B.	Percent of Class: 6.5%

C.	Number of shares beneficially owned to which such person has:

	1.	sole voting power:

	2.	shared voting power: 583,700

	3.	sole dispositive power:

	4.	shared dispositive power: 583,700

ITEM 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not Applicable.

ITEM 8.	Identification and Classification of Members of the Group. Not Applicable.

ITEM 9.	Notice of Dissolution of Group. Not Applicable.

ITEM 10.

Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2006	ARMORY MASTER FUND LTD.

	By:	/s/ Jay Burnham
	Name:	Jay Burnham
	Title:	Director

Dated: July 10, 2006	ARMORY FUND LP

	By:	Armory Partners LLC

		By:	/s/ Jay Burnham
		Name:	Jay Burnham
		Title:	Member

Dated: July 10, 2006	ARMORY PARTNERS LLC

	By:	/s/ Jay Burnham
	Name:	Jay Burnham
	Title:	Member

Dated: July 10, 2006	ARMORY OFFSHORE FUND LTD.

	By:	/s/ Jay Burnham
	Name:	Jay Burnham
	Title:	Director

Dated: July 10, 2006	ARMORY ADVISORS LLC

	By:	/s/ Jay Burnham
	Name:	Jay Burnham
	Title:	Member

Dated: July 10, 2006	THE SEAPORT GROUP, LLC PROFIT SHARING PLAN

	By:	/s/ Michael Meagher
	Name:	Michael Meagher
	Title:	Member

Dated: July 10, 2006

/s/ Jay Burnham
Jay Burnham

Dated: July 10, 2006

/s/ Michael Meagher
Michael Meagher

Dated: July 10, 2006

/s/ Stephen C. Smith
Stephen C. Smith

EXHIBIT INDEX

Number	Description
99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith